Exhibit 10.7(d)
CLARCOR INC.
AGREEMENT
FOR THE ISSUANCE OF
RESTRICTED STOCK UNITS
This agreement (this “Agreement”) made as of this _____ day of ______________, 20__ (the “Award Date”), between CLARCOR Inc., a Delaware corporation (the “Company”), and ________________________________ (the “Participant”) relates to the grant to the Participant by the Company of Restricted Stock Units pursuant to the Company’s 2009 Incentive Plan (the “Plan”). Applicable provisions of the Plan are incorporated herein as though set forth herein in full. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings specified in the Plan.
Section 1 Restricted Stock Unit Award. The Company hereby awards to the Participant as of the Award Date, _________ Restricted Stock Units (the “Units”). Twenty-five percent (25%) of such Units shall vest on each anniversary of the Award Date until all of such Units have vested; provided that, except as expressly provided in Section 3(b) of this Agreement, in the event that the Participant ceases to be an employee of the Company and all of its subsidiaries, he or she shall forfeit any Units which have not previously vested. Subject to Section 3 of this Agreement, promptly after such vesting the Company shall issue to the Participant one (1) share of Common Stock for each vested Unit, which payment shall in all events occur not later than the fifteenth day of the third calendar month following the date on which such Units vest. The Units shall not be transferable by the Participant by means of sale, assignment, exchange, pledge, gift, operation of law or otherwise.
Section 2     Voting and Dividend Rights. Until the issuance of Common Stock to the Participant as provided in Section 1 of this Agreement, the Participant shall not be entitled to any rights as a stockholder of the Company with respect to the Common Stock issuable pursuant to the Units. However, on each date, if any, that the Company pays a dividend to the holders of its outstanding Common Stock, it shall pay to the Participant an amount equal to the dividend per share so paid times the number of vested and unvested Units which have not been paid to the Participant, pursuant to Section 1 or Section 3, as applies, on the record date for such dividend, each of which shall be treated as a separate payment hereunder.
Section 3     Special Deferral Rules. (23) The Participant may elect in writing (on a form approved by the Compensation Committee) to defer the receipt of the shares of Common Stock issuable with respect to any vested Units, provided that such election is received by the Corporate Secretary of the Company on or before the thirtieth day after the Award Date and provided further that such election is made at least twelve (12) months prior to the first date on which Units under the Award vest in accordance with this Agreement. Such deferral election shall be irrevocable and, subject to Sections 3(b), 3(c), 3(d) and 3(e) of this Agreement, shall designate the date on which the Units are payable from either (i) a date that is one (1) to ten (10) full years from the date such Units vest under Section 1 or (ii) the date of the Participant’s separation from service from the Company and all members of the Company controlled group (within the meaning of Treasury Regulation Sections 1.409A-1(g) and (h)).
(a)    On the date of the Participant’s separation from service from the Company and all members of the Company controlled group by reason of his or her death, retirement on or after age 60, or Disability, all then unvested Units shall vest and the Units shall be immediately payable to the Participant (or his or her estate) in a single sum, and in all events shall be paid to the Participant (or his or her estate) not later than the fifteenth day of the third calendar month following the Participant’s death or other such separation from service. On the date of the Participant’s separation from service from the Company and all members of the Company controlled group by reason of his or her retirement prior to age 60 with the consent of the Committee, all then unvested Units shall vest but shall remain payable as provided pursuant to Section 1 or as may have been elected by the Participant pursuant to Section 3(a) hereof, as the case may be.

(b)    In accordance with the Plan, upon a Change-in-Control of the Company, all unvested Units shall immediately vest and, any election under Section 3(a) to the contrary notwithstanding, all of the Units shall be payable to the Participant in a single sum within fifteen days thereafter. Provided, if such Change-in-Control does not constitute a change in the ownership or effective control of the Company or of a substantial portion of the assets of the Company (within the meaning of Treasury Regulation Section 1.409A-3(i)(5); a “409A Change in Control”), subject to any postponement applicable pursuant to a subsequent election under Section 3(d), any such payment shall be postponed until the earliest to occur of (i) a 409A Change in Control, (ii) the Participant’s separation from service from the Company and all members of the Company controlled group or (iii) any specified date for payment elected by the Participant under Section 3(a), and upon which event such Units shall be paid within fifteen days thereafter.
(c)    Anything in this Agreement to the contrary notwithstanding, in the event the Participant makes a deferral election pursuant to Section 3(a) hereof, the Participant may subsequently modify such election as to the date on which such Units hereunder are payable, provided such subsequent election:
(i)    Shall not take effect until at least 12 months after the date on which such subsequent election is made;
(ii)    Is made not less than 12 months before the date on which payment of such Units is scheduled to occur, respecting a modification of an elected fixed date for such payment (and not respecting a deferral election under Section 3(a) for payment only upon the occurrence of the Participant’s a separation from service); and
(iii)    Provides that payment of such Units is further deferred for a period of not less than five years. Such further deferral shall not apply to any payment due upon the occurrence of a separation from service due to death or Disability.
(d)    Anything in this Agreement to the contrary notwithstanding (and subject to any further postponement applicable under Section 3(d)), any payment of Units payable to a Participant upon the occurrence of a separation from service from the Company and all members of the Company controlled group and who is a specified employee shall be delayed and paid in a lump sum as soon as practicable (but not later than the fifteenth day of the third calendar month) after the earlier of the date that is six months after the date of such separation from service or the date of the death of the Participant after such separation from service. For purposes hereof, whether the Participant is a “specified employee” shall be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i), with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date. Notwithstanding any provision to the contrary, for purposes of this Agreement, Disability shall have the meaning provided under Section 409A of the Code and Treasury Regulation 1.409A-3(i)(4).
Section 4     No Discretion of Taxable Year of Payment. Anything under this Agreement to the contrary notwithstanding, Participants shall have no discretion to determine the taxable year in a Units is paid hereunder in such case in which such Unit could be paid in more than one taxable year pursuant to Section 1 or Section 3, as applies.
CLARCOR INC.
By:
Name:    ________________________
Title:    ________________________
Accepted this ____ day of ___________, 20__.

Participant

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